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                                                                    EXHIBIT 15.1

               LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

June 8, 2001

Fleetwood Enterprises, Inc.:

    We are aware that Fleetwood Enterprises, Inc. has incorporated by reference in its registration statement its Form 10-Qs for the quarters ended July 30, 2000, October 29, 2000, and January 28, 2001 which include our reports dated August 29, 2000, November 29, 2000, and February 27, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Securities Act.

Very truly yours,

Arthur Andersen LLP